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                                  EXHIBIT 11
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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
                                                            Year Ended     Six Months          Three Months      Three Months
                                                           December 31,   Ended June 30,       Ended June 30,   Ended June 30,
                                                               1995           1996                 1995             1996
                                                           ------------   ---------------      -------------    -------------

Net income available to common stockholders                 $  565,189      $  585,244            $154,406        $499,424
Accrued dividends on preferred stock                           478,000          82,346             134,546               -
                                                            ----------      ----------          ----------       ---------
Net income for computing net income and
  pro forma net income per share                             1,043,189         667,590             288,952         499,424
                                                            ==========      ==========          ==========       =========
Pro forma weighted average
  common shares outstanding                                  2,920,735       4,628,413           2,985,363       5,261,443

Shares of common stock assumed to be issued upon
  exercise of common stock options and warrants to
  purchase common stock using treasury stock method,
  including "cheap" options and warrants as outstanding
  for all periods                                              450,665         489,587             329,637         498,557
                                                            ----------      ----------          ----------       ---------
Pro forma weighted average number of
  common and common equivalent shares outstanding            3,371,400       5,118,000           3,315,000       5,760,000
                                                            ==========      ==========          ==========       =========
Net Income and pro forma net income per common and
  common equivalent shares                                  $     0.31      $     0.13          $     0.09       $    0.09
                                                            ==========      ==========          ==========       =========
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